Exhibit 99.1

WAVE Life Sciences Reports Third Quarter 2016 Financial Results and Provides Business Update

CAMBRIDGE, Mass., November 9, 2016 – WAVE Life Sciences Ltd. (NASDAQ: WVE), a genetic medicines company focused on developing targeted therapies for patients impacted by rare diseases, today announced financial results for the third quarter ended September 30, 2016.

“WAVE continued its strong progress this quarter and we are on track to achieve our 2016 corporate goals, including the filing of two INDs in Huntington’s disease,” said Paul Bolno, M.D., MBA, President and Chief Executive Officer of WAVE Life Sciences. “We presented compelling pre-clinical data for our two lead candidates in HD and our lead candidate in DMD, and secured a manufacturing facility that will support pipeline growth and provide further control over our manufacturing process. One year following our initial public offering, we are on track to file six INDs with the FDA by the end of 2018, and are preparing to enter the clinic in 2017 with our three lead programs, WVE-120101, WVE-120102 and DMD Exon 51.”

Third Quarter Business Update

•	Two lead candidates in Huntington’s disease (HD) on track to initiate clinical trials 1H 2017

WAVE’s allele-specific antisense programs for HD, WVE-120101 and WVE-120102, are designed to selectively silence mRNA transcript produced by the disease causing mutant huntingtin (HTT) allele thus reducing mutant HTT protein while leaving the healthy HTT allele transcript intact to produce normal functioning protein. In a non-human primate study conducted in the third quarter, intrathecal administration of WVE-120101 demonstrated perinuclear distribution of the compound within the cells of the cortex and striatum. Each candidate has the potential to become the first allele-targeted, disease-modifying therapy available for HD patients. Individual Phase 1b/2a clinical trials for each candidate are expected to begin in 1H 2017 and will assess safety and tolerability of single ascending and multiple intrathecal doses in early manifest HD patients, as well as exploratory pharmacokinetic, pharmacodynamic, clinical and MRI endpoints.

•	Candidate in Duchenne Muscular Dystrophy (DMD) Exon 51 on track to enter clinic 2H 2017

Quantitative Western blot studies of WAVE’s DMD Exon 51 candidate conducted in the third quarter demonstrated 50-100% dystrophin protein restoration of normal skeletal muscle tissue lysates, compared to approximately 1% in other exon-skipping therapies. The studies used gymnotic uptake, or no transfection reagents, in patient-derived myotubes (in vitro). WAVE’s DMD Exon 51 candidate is expected to enter the clinic in 2H 2017.

•	New manufacturing facility secured to support clinical development

In September, WAVE signed a lease for an approximately 60,000 square foot facility in Lexington, MA to secure internal GMP manufacturing capabilities, and provide additional laboratory and office space to support WAVE’s growth. WAVE plans to occupy the facility by the end of 1Q 2017.

•	Expansion of senior management and neurology franchise team

WAVE has continued to enhance its team by attracting and hiring experts across critical functions, including research & development, manufacturing, finance and legal. In August, WAVE appointed Keith Regnante as Chief Financial Officer, bringing substantial management experience to the company’s finance and operations functions. Led by Michael Panzara, WAVE has also continued the build out its core neurology franchise, adding key positions in regulatory affairs, clinical operations and medical communications. WAVE remains focused on the neurology platform for its wholly-owned drug candidates, with three lead candidates expected to enter the clinic in 2017.

•	Progress under Pfizer Collaboration

In May 2016, WAVE entered into a collaboration with Pfizer focused on the advancement of genetically defined targets for the treatment of metabolic diseases, bringing together WAVE’s proprietary drug development platform, across antisense and single-stranded RNAi modalities, along with GalNAc and Pfizer’s hepatic targeting technology for enhanced delivery to the liver. The parties continue their progress under this collaboration, and in the third quarter, Pfizer nominated the third of five targets under the agreement.

Third Quarter 2016 Financial Results and Financial Guidance

WAVE reported a net loss of $17.5 million in the third quarter of 2016 as compared to a net loss of $4.9 million in the third quarter of 2015. The increase in net loss for the third quarter was largely due to increased research and development efforts as well as investments in the company’s infrastructure.

Research and development expenses were $13.7 million for the third quarter of 2016 as compared to $2.1 million for the same period in 2015. The increase in research and development expenses in the quarter was primarily driven by increases in our research and discovery efforts, increases to salary and benefits as our headcount grows, and the continued development of our DMD and two HD programs.

General and administrative expenses were $3.9 million for the third quarter of 2016 as compared to $2.9 million for the same period in the prior year. The increase in general and administrative expenses in the third quarter was primarily due to salary and benefits increases due to an increase in headcount as we continued to attract key talent and grow our organization to support our corporate goals.

WAVE’s cash and cash equivalents as of September 30, 2016 were $169.0 million compared to $181.8 million as of June 30, 2016. We expect that the cash resources on hand as of September 30, 2016 will fund our operating expenses and capital expenditure requirements into 2019.

About WAVE Life Sciences

At WAVE Life Sciences, we are driven by an unwavering passion and commitment to deliver on our mission of confronting challenging diseases by developing transformational therapies and empowering patients. We are utilizing our innovative and proprietary synthetic chemistry drug development platform to design, develop and commercialize rationally redesigned nucleic acid therapeutics that precisely target the underlying cause of rare and other serious genetically defined diseases. Given the versatility of our chemistry platform, WAVE’s deep, diverse pipeline spans multiple modalities including antisense, exon-skipping, and single-stranded RNAi. For more information, please visit www.wavelifesciences.com.

Forward Looking Information

This press release contains forward-looking statements concerning our goals, beliefs, expectations, strategies, objectives and plans, and other statements that are not necessarily based on historical facts, including statements regarding the following: the anticipated timing of our IND filings and the commencement of our clinical trials; the design and anticipated goals of our clinical trials; the future performance and results of our programs in clinical trials; the progress and potential benefits of our collaborations with partners; our identification of future candidates and their therapeutic potential; the anticipated therapeutic benefits of stereopure therapies compared to other therapies; our advancing of therapies across multiple modalities and the anticipated benefits of that strategy; our future growth; the potential of our stereopure approach and nucleic acid therapeutics generally; and our cash position supporting our anticipated business activities. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including the following: the ability of our preclinical programs to produce data sufficient to support the filing of INDs and the timing thereof; our ability to continue to build and maintain the company infrastructure and personnel needed to achieve our goals; the clinical results of our programs, which may not support further development of product candidates; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical studies; our effectiveness in managing future clinical trials and regulatory processes; the success of our platform in identifying viable candidates; the continued development and acceptance of nucleic acid therapeutics as a class of drugs; our ability to demonstrate the therapeutic benefits of our stereopure candidates in clinical trials, including our ability to develop candidates across multiple therapeutic modalities; our ability to obtain, maintain and protect intellectual property; our ability to enforce our patents against infringers and defend our patent portfolio against challenges from third parties; our ability to raise additional capital as needed; and competition from others developing therapies for similar uses, as well as the information under the caption “Risk Factors” contained in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on March 30, 2016 and in other filings we make with the SEC. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

Media and Investor Contact:

WAVE Life Sciences

Jillian Connell, Head of Investor Relations

617-949-2981

jconnell@wavelifesci.com

WAVE LIFE SCIENCES LTD.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	September 30, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$169,015	$161,220
Accounts receivable	2,500	—
Prepaid expenses and other current assets	625	146
Deferred tax assets	—	18

Total current assets	172,140	161,384
Property and equipment, net	6,693	2,789
Deferred tax assets	32	192
Restricted cash	1,055	1,055
Other assets	53	4

Total assets	$179,973	$165,424

Liabilities, Series A preferred shares and shareholders’ equity
Current liabilities:
Accounts payable	$3,825	$2,811
Accrued expenses and other current liabilities	4,833	945
Current portion of capital lease obligation	62	62
Deferred tax liabilities	—	—
Current portion of deferred revenue	2,705	—

Total current liabilities	11,425	3,818
Long-term liabilities:
Capital lease obligation, net of current portion	31	78
Deferred revenue, net of current portion	8,987	—
Other liabilities	522	163

Total long-term liabilities	9,540	241

Total liabilities	$20,965	$4,059

Series A preferred shares, no par value; 3,901,348 shares issued and outstanding	7,874	7,874

Shareholders’ equity:
Ordinary shares, no par value; 23,474,369 and 21,551,423 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	215,505	185,344
Additional paid-in capital	7,568	3,182
Accumulated other comprehensive income	84	41
Accumulated deficit	(72,023)	(35,076)

Total shareholders’ equity	151,134	153,491

Total liabilities, Series A preferred shares and shareholders’ equity	$179,973	$165,424

WAVE LIFE SCIENCES LTD.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenue	$392	$—	$809	$152

Operating expenses:
Research and development	13,686	2,132	26,823	5,589
General and administrative	3,939	2,858	10,809	6,647

Total operating expenses	17,625	4,990	37,632	12,236

Loss from operations	(17,233)	(4,990)	(36,823)	(12,084)
Other income (expense):
Interest income (expense), net	118	25	328	10
Other income (expense), net	(36)	112	(25)	155

Total other income (expense), net	82	137	303	165

Loss before income tax provision	(17,151)	(4,853)	(36,520)	(11,919)
Income tax provision	(384)	(83)	(427)	(182)

Net loss	$(17,535)	$(4,936)	$(36,947)	$(12,101)

Net loss per share attributable to ordinary shareholders—basic and diluted	$(0.75)	$(0.54)	$(1.64)	$(1.36)

Weighted-average ordinary shares used in computing net loss per share attributable to ordinary shareholders—basic and diluted	23,445,673	9,223,405	22,571,575	8,895,660